Exhibit 10.1


                                  iParty Corp.

  COMPENSATION ARRANGEMENTS WITH INDEPENDENT DIRECTORS FOR SERVICE COMMENCING
              AFTER ELECTION AT THE ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 7, 2006


Equity Compensation

         Each independent director (i.e., each of Daniel DeWolf, Frank Haydu, Eric Schindler, and Joseph Vassalluzzo) shall be granted an option as of June 7, 2006 exercisable for the purchase of 25,000 shares of iParty's common stock in respect of his service as a director. Each such option shall have an exercise price equal to $0.36 per share, the market price of iParty's common stock at the close of business on the grant date (i.e., June 7, 2006) and shall vest quarterly in equal parts over one year, vesting in full on June 7, 2007.

         Each of these stock option grants shall be made pursuant to iParty's Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan.


Cash Compensation

         Each independent director shall be paid $25,000 in cash, payable in equal quarterly installments, for his service as a director for the year beginning on the date of his election at the stockholders meeting on June 7, 2006. The chairman of the audit committee, Mr. Haydu, shall be paid an additional $10,000 in cash for serving as chairman of the audit committee.